EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARBINET ANNOUNCES RESULTS OF 2009 ANNUAL MEETING AND
BOARD APPOINTMENTS

Stockholders Approve Company Name Change

Joe Cecin Appointed Chairman and Randall Kaplan Joins Board

NEW BRUNSWICK, N.J., June 18, 2009 – Arbinet Corporation, formerly known as Arbinet-thexchange, Inc. (NasdaqGM: ARBX), a leading provider of innovative voice and IP solutions for buying and selling telecommunications capacity, today announced the results of its Annual Meeting of Stockholders, which was held on June 16, 2009.  Stockholders elected Stanley Kreitman, Robert Pons and David Reymann as Class II directors to serve until 2012.  Stockholders also approved Board proposals authorizing a change in the Company’s name to “Arbinet Corporation” and giving the Board the discretion to effect a reverse stock split within 12 months.  Arbinet has filed the name change amendment with the Delaware Secretary of State and notified NASDAQ.  The newly-named Arbinet will continue to trade on the NASDAQ under the trading symbol ARBX.

“We appreciate the continued strong support of our stockholders as part of our ongoing efforts to enhance value,” said Shawn O’Donnell, President and Chief Executive Officer of Arbinet.  “The name change better reflects the variety of services and products we offer to our customers and more closely aligns our name with our brand.”

Arbinet also announced that Jose “Joe” Cecin was appointed Chairman of the Board, succeeding William Freeman who will remain on the Board as a director.  In addition, the Company announced that Randall Kaplan was appointed as a new director and will serve as a member of the Company’s Audit Committee. Mr. Kaplan will stand for election at the 2010 Annual Meeting of Stockholders.

“On behalf of the Board, we are pleased to welcome Randy to Arbinet,” said Mr. Cecin.  “We look forward to benefiting from his entrepreneurial experience as well as his technology and finance expertise.”

Mr. Kaplan said, “Arbinet is an innovative company with impressive technology, great people and significant prospects.  I look forward to working with the Board and management as we work to enhance Arbinet’s position in the telecommunications industry and improve profitability.”

Biographies

Joe Cecin

Mr. Cecin has served as a director of Arbinet since November 2008 and is a member of the Audit and Compensation committees.  He has over 23 years of leadership and management experience with a strong focus on telecom operations, finance and corporate development.

Mr. Cecin is currently the President of Lumina Advisors, a consulting and professional services company he formed in September 2008.  Prior to forming Lumina, Mr. Cecin was Managing Director of BB&T Capital Markets.  Mr. Cecin is also a co-founder of Cambrian Communications, a facilities-based telecommunications service provider, where he served as Chief Operating Officer (COO) and a member of the Board of Directors.  Currently Mr. Cecin is on the Board of Directors of RCN Corporation and has served on the Board of Directors and Board of Advisors of several additional companies, both public and private, including SkyTerra Communications and NEON Group, Inc.

Mr. Cecin earned a BS degree in Electrical Engineering from the United States Military Academy at West Point and an MBA from Stanford University.  Prior to attending business school, Mr. Cecin served as an officer in the United States Army’s 25th Infantry Division.

Randall Kaplan

Mr. Kaplan brings more than 13 years of technology and financial experience to Arbinet.

Mr. Kaplan is the founder and president of JUMP Investors, a Los Angeles-based investment firm specializing in real estate, private equity, hedge funds and venture capital.  In 1998, Mr. Kaplan co-founded Akamai Technologies (NASDAQ: AKAM), the leader in powering rich media, dynamic transactions and enterprise applications online.  Before co-founding Akamai, Mr. Kaplan was a Managing Director at SunAmerica Inc. specializing in mergers and acquisitions.  Mr. Kaplan is a member of the Northwestern Law Board and serves on the Dean’s Advisory Council of the University of Michigan’s College of Arts, Sciences and Literature.

Mr. Kaplan earned a BA from the University of Michigan, where he was elected to Phi Beta Kappa during his junior year and graduated with Highest Distinction.  Mr. Kaplan graduated with honors from Northwestern University School of Law, and in 1996 was the recipient of the school’s first Distinguished Entrepreneur Award.

About Arbinet
Arbinet is a leading provider of international voice and IP solutions to carriers and service providers globally. With more than 1100 carriers across the world utilizing the Arbinet Network, Arbinet combines global scale with sophisticated platform intelligence, call routing and industry leading credit management and settlement capabilities. Customers and suppliers include many leading fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content.  For more information about Arbinet’s solutions, visit www.arbinet.com.

Forward-Looking Statements
This press release may contain forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management's future expansion plans, expected product and service developments or enhancements, discussions of strategy, and future operating results. Various risks and uncertainties may cause Arbinet's actual results to differ materially. Please refer to Part I, Item 1A of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2009, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne, CFO
Arbinet Corporation
732-509-9230

Andi Salas / Dara Silverstein
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449